Exhibit 5
March 3, 2010
Legal Department
Vanguard Health Holding Company II, LLC
Vanguard Holding Company II, Inc.
20 Burton Hills Blvd., Suite 100
Nashville, Tennessee 37215
Ladies and Gentlemen:
     I am General Counsel to Vanguard Health Holding Company II, LLC, a limited liability company organized under the laws of Delaware (“VHS Holdco II”), and Vanguard Holding Company II, Inc., a Delaware corporation (the “Co-issuer” and together with VHS Holdco II, the “Issuers”), Vanguard Health Systems, Inc. (“Vanguard”), a Delaware corporation, Vanguard Health Holding Company I, LLC, a limited liability company organized under the laws of Delaware (“VHS Holdco I”), certain subsidiaries of VHS Holdco II named on Annex I hereto (the “Annex I Guarantors”) and certain subsidiaries of VHS Holdco II named on Annex II hereto (the “Annex II Guarantors” and collectively with the Annex I Guarantors, Vanguard and VHS Holdco I, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $950,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “Exchange Notes”)and the issuance by the Guarantors of the guarantees (the “Guarantees”)with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of January 29, 2010(the “Indenture”) among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be offered by the Issuers in exchange for $950,000,000 aggregate principal amount of their outstanding 8% Senior Notes due 2018 (the “Outstanding Notes”).
     I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.
     In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is a valid and legally binding obligation of the Trustee.
     I am admitted to the bar of the States of New York and Tennessee and I express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America, except with respect to the opinions set forth below I have investigated such questions of law in such other jurisdictions as I have deemed appropriate.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
1.	When the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Outstanding Notes in accordance with the provisions of the Indenture, the Exchange Notes will be entitled to the benefits of the Indenture and will be the valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2.	When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Outstanding Notes in accordance with the provisions of the Indenture and (b) the Guarantees have been duly issued, the Guarantees will be the valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

3.	Each of the Issuers and the Guarantors has duly authorized, executed and delivered the Indenture.

4.	The execution, delivery and performance by the Issuers and the Guarantors of the Indenture (including the Guarantees set forth therein) do not and will not violate the law of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law.
     My opinions set forth above are subject to (i)the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ Ronald P. Soltman
Ronald P. Soltman
General Counsel

Annex I
Annex I Guarantors

Name of Entity		Jurisdiction of Organization
1.	Hospital Development Company of West Phoenix, Inc.	Delaware
2.	MacNeal Physicians Group, LLC	Delaware
3.	The Anaheim VHS Limited Partnership	Delaware
4.	The Huntington Beach VHS Limited Partnership	Delaware
5.	The VHS Arizona Imaging Centers Limited Partnership	Delaware
6.	Vanguard Health Management, Inc.	Delaware
7.	VHS Acquisition Corporation	Delaware
8.	VHS Acquisition Subsidiary Number 1, Inc.	Delaware
9.	VHS Acquisition Subsidiary Number 2, Inc.	Delaware
10.	VHS Acquisition Subsidiary Number 5, Inc.	Delaware
11.	VHS Acquisition Subsidiary Number 7, Inc.	Delaware
12.	VHS Acquisition Subsidiary Number 8, Inc.	Delaware
13.	VHS Acquisition Subsidiary Number 9, Inc.	Delaware
14.	VHS Acquisition Subsidiary Number 10, Inc.	Delaware
15.	VHS Genesis Labs, Inc.	Delaware
16.	VHS Holding Company, Inc.	Delaware
17.	VHS Imaging Centers, Inc.	Delaware
18.	VHS of Anaheim, Inc.	Delaware
19.	VHS of Arrowhead, Inc.	Delaware
20.	VHS of Huntington Beach, Inc.	Delaware
21.	VHS of Illinois, Inc.	Delaware
22.	VHS of Orange County, Inc.	Delaware
23.	VHS of Phoenix, Inc.	Delaware
24.	VHS of South Phoenix, Inc.	Delaware
25.	VHS Outpatient Clinics, Inc.	Delaware
26.	VHS San Antonio Partners, LLC	Delaware
27.	VHS Acquisition Subsidiary Number 11, Inc.	Delaware
28.	VHS Acquisition Subsidiary Number 12, Inc.	Delaware
29.	BHS Physicians Alliance for ACE, LLC	Delaware
30.	Vanguard Health Financial Company, LLC	Delaware
31.	VHS Chicago Market Procurement, LLC	Delaware
32.	Baptist Medical Management Service Organization, LLC	Delaware

Annex II
Annex II Guarantors

Name of Entity		Jurisdiction of Organization
1.	Healthcare Compliance, L.L.C.	District of Columbia
2.	MacNeal Health Providers, Inc.	Illinois
3.	MacNeal Management Services, Inc.	Illinois
4.	Pros Temporary Staffing, Inc.	Illinois
5.	Watermark Physician Services, Inc.	Illinois

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